Exhibit 10.5

2855 Le Jeune Road, 4th Floor Coral Gables, FL 33134

August 1, 2017

Mr. Michael Cegelis
125 West Reading Way
Winter Park, FL 32789

Dear Michael,

It is with great pleasure that we extend to you an offer to join Brightline Operations Holdings, LLC (the “Company”) as Executive Vice President-Infrastructure Development. We have provided below a summary of your employment offer:

Employment start date:	September 1, 2017 (the “Start Date”)

Initial base salary:	Initial annual salary of $350,000, payable in accordance with the regular payroll practices of the Company.

Annual bonus:
Eligible for an annual cash bonus in a target amount equal to 125% of base salary in effect at the time, such bonus amount to be determined at the sole discretion of the Company. Your annual bonus will be paid at the same time annual bonuses are paid to all eligible employees of the Company, which is expected to be in the first quarter of the subsequent year. For the fiscal years ended December 2017, you will be guaranteed a minimum cash bonus of $400,000 (the “Guaranteed Bonus Payments”), provided you are an active employee as of the applicable bonus payment date.

Initial equity award:
As soon as practicable following your start date, you will receive a one-time grant of restricted stock units (“RSUs”) of the Company in an amount equal to $500,000 (at a price per share equal to the Company’s “paid-in-capital” which is representative of the total invested equity in the Company), which will vest in one-third installments on each of the first, second and third anniversary of the start date, provided that you are an active employee as of the applicable vesting date. The award, and any future RSU awards, shall be subject to the terms and conditions of an award agreement to be provided by the Company to you. In the event your employment is terminated without cause (as defined below) the next tranche of unvested RSUs for each grant shall automatically vest, and if such termination without cause occurs within the 12-month period following a change-of-control all unvested RSUs shall automatically vest. All awards will entitle you to receive dividend equivalent payments on unvested RSUs.

Additional incentive:
You will be eligible for a “completion bonus” of $1,000,000 in cash, paid to you within 30 days following the completion of construction of the Company’s rail and related infrastructure between West Palm Beach and Orlando, FL (the “Phase Two Infrastructure”) and the successful operation of passenger trains on such infrastructure.

Location:
Orlando, Florida. You understand and agree, however, that the Company’s headquarters are located in Miami, FL and you may be required to make frequent trips to Miami as well as other locations between central and south Florida.

Benefits:
You will be eligible to participate in the Company’s health plan and other benefit arrangements made available by the Company to its employees generally.  Each Company benefit plan is subject to modification, including elimination, from time to time, at the Company’s sole discretion.

Employment relationship:
Your employment with the Company is for an unspecified duration and is “at-will,” which means that either you or the Company may terminate your employment at any time, with or without cause. This letter agreement is not a contract or guarantee of employment for any certain length of time.

Severance:
If the Company terminates your employment without “cause” (“cause” defined to mean (i) your conviction of, or guilty plea concerning or confession of any felony, (ii) any material act of intentional dishonesty, fraud or material misappropriation committed by you in connection with the business of the Company or its affiliates, (iii) any knowing and intentional material breach by you of this letter agreement or any other material agreement relating to your employment with the Company and its affiliates, (iv) any knowing and intentional material breach of any clear, reasonable and lawful rule or directive of the Company, or (v) to the extent consistent with applicable law, the use of drugs or alcohol to the extent that any of such uses materially interfere with the performance of your duties under to the Company and its affiliates), or you terminate your employment for “good reason” (defined to mean the Company has formally canceled or ceased to pursue construction of the Phase Two Infrastructure), and you (1) execute a release of all claims provided  by the Company and the applicable revocation period with respect thereto expires within 45 days following the termination date and (2) continue to comply with any material ongoing obligations to the Company to which you are subject, then the Company will provide you with severance equal to continued payment of the base salary in effect at the time of termination and in accordance with the Company’s normal payroll practices for 12 months following the termination date.

No Conflicts:
By signing this letter agreement, you hereby represent that you are not currently under any contractual obligation to work for another employer and that you are not restricted by any agreement or arrangement from entering into this letter agreement and performing your duties hereunder.

Entire agreement:
This letter agreement constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and except as otherwise explicitly set forth in this letter agreement, supersedes and preempts any prior or contemporaneous understandings, agreements, term sheets, prior drafts or representations by or between the parties, written or oral.

On behalf of the entire team, we look forward to your joining the Company.

Sincerely,
Michael Reininger
Executive Director, Florida East Coast Industries

ACKNOWLEDGED AND ACCEPTED this ____ day of __________, 2017

Michael Cegelis